Exhibit 21.1

Wholly-owned Subsidiaries

NetSol Technologies Americas, Inc. (“NTA”)

NetSol Technologies Limited (“NetSol UK”)

NetSol Technologies Australia Pty Limited (“NetSol Australia”)

NetSol Technologies Europe Limited (“NTE”)

NTPK (Thailand) Co. Limited (“NTPK Thailand”)

NetSol Connect (Private), Ltd. (“Connect”)

NetSol Technologies (Beijing) Co. Ltd. (NetSol Beijing)

NetSol Omni (Private) Ltd. (“Omni”)

NetSol Technologies (GmbH) (“NTG”)

Majority-owned Subsidiaries

NetSol Technologies, Ltd. (“NetSol PK”)

NetSol Innovation (Private) Limited (“NetSol Innovation”)

NetSol Technologies Thailand Limited (“NetSol Thai”)

Virtual Lease Services Holdings Limited (“VLSH”)

Virtual Lease Services Limited (“VLS”)

Virtual Lease Services (Ireland) Limited (VLSIL)